Exhibit 10.03

SECOND AMENDMENT

TO THE

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

AMENDED AND RESTATED INCENTIVE DEFERRED COMPENSATION PLAN

Background Information

A.

State Auto Property & Casualty Insurance Company (the “Company”) maintains the State Auto Property & Casualty Insurance Company Amended and Restated Incentive Deferred Compensation Plan (the “Plan”) for the benefit of certain highly compensated or key management employees eligible to participate in the Plan.

B.	The Company desires to amend the Plan to comply with final regulations under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

C.	The Company also desires to amend the Plan to provide for the deferral of awards granted under the State Auto Financial Corporation Long-Term Incentive Plan (the “LTIP Plan”).

D.	Article V.B. of the Plan authorizes the amendment of the Plan by action of the Company at any time and the Board of Directors authorized such an amendment at a meeting held on November 9, 2007.

Amendment of the Plan

The Plan is hereby amended effective January 1, 2009 as follows:

1.	A new last paragraph is hereby added to Article I of the Plan to read as follows:

The Plan provides for deferred compensation and as such, is subject to, and is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and related guidance provided thereunder. However, notwithstanding the foregoing, any amounts deferred, fully vested and in pay status under the Plan prior to December 31, 2004 (the “Grandfathered Amounts”) shall not be subject to Code Section 409A and shall be administered in compliance with the Plan’s terms as they existed on October 3, 2004. In addition, benefits commencing pay status between January 1, 2005 and December 31, 2008 shall be subject to Code Section 409A, but shall be paid according to the elections made, if any, under the applicable transition rules of Code Section 409A. All benefits payable on or after January 1, 2009 shall be subject to Code Section 409A and the terms of this Plan, as amended.

2.	The third sentence of Article II of the Plan is hereby amended in its entirety to read as follows:

If you fall into one of these groups and are chosen by the Chairman to participate in the Plan, you will receive enrollment materials which detail the requirements you must satisfy to be eligible to receive this additional retirement benefit from the Company.

3.	The first sentence of the first paragraph of Article III of the Plan is hereby amended in its entirety to read as follows:

The benefits provided to participants under the Plan are paid from the Company’s general assets.

4.	The first indented paragraph under the second paragraph of Article III of the Plan is hereby amended in its entirety to read as follows:

First, to encourage each participant to invest in his or her own future, you may elect to defer the payment of a portion of your compensation and bonus to be earned during the balance of the current or next calendar year, as applicable, as a credit to your Accumulations. This source of Accumulations, adjusted for earnings or losses as described below, is known as the “Deferral Value”. You may defer: (a) a minimum of 1% and a maximum of 100% of your eligible base salary for the plan year; (b) a minimum of 1% and a maximum of 100% of your eligible bonus for the plan year; and (c) a minimum of 1% and a maximum of 100% of any award under the State Auto Financial Corporation Long-Term Incentive Plan (the “LTIP”), as earned and paid per the terms of the LTIP, if any. For purposes of the Plan, “eligible base salary” means your salary and commission amounts, but does not include other cash or noncash compensation, expense reimbursements or other benefits provided by the Company, other than your own salary deferrals into this Plan or the Qualified Plan and “eligible bonus” means any cash bonus amounts paid and received in the current plan year.

5.	The third sentence of the second indented paragraph under the second paragraph of Article III of the Plan is hereby amended in its entirety to read as follows:

For example, at the present time under the Qualified Plan, the Company will match up to 6% of compensation at the rate of 100% on the first 1% of contributions plus 50% on contributions in excess of 1%, up to a maximum of 6%.

6.	The third paragraph of Section A. of Article IV of the Plan is hereby amended in its entirety to read as follows:

In addition, you also become 100% vested in your Matching Value Accumulations upon the attainment of age 55, upon your death, or if you become totally disabled (as defined in Section D.3. below) prior to age 55 or other separation from service (as defined in Code Section 409A; provided, however, that “at least 80 percent” shall be used instead of the 50 percent standard as referenced in Treasury Regulations Section 1.409A-1(h)(3)) with the Company.

7.	Section B. of Article IV of the Plan is hereby amended in its entirety to read as follows:

If your employment with the Company terminates for any reason other than retirement at age 55, death, or total disability (as defined in Section D.3. of the Plan) prior to the time you have completed 5 years of service, you will forfeit your rights to receive benefits under the Plan, except that you will still be entitled to receive benefits based on your Deferral Value.

8.	Section C. of Article IV of the Plan is hereby redesignated as Section D. and a new Section C. is hereby added to the Plan to read as follows:

C. Deferral Elections. Within 30 days of when you first become eligible to participate in the Plan for your initial year of participation, you may elect to defer a portion of your compensation to be earned during the balance of the current calendar year, according to the process and procedures as determined by the Company. For subsequent years of participation, you must make your deferral election no later than the December 31 prior to each such year and you may elect to defer a portion of your compensation and/or bonus amounts to be earned during the next calendar year. In addition, you may make a deferral election to defer receipt of any LTIP award which may be made in the next calendar year, but which will not be paid until the end of the three-year performance period under the LTIP, if at all. For example, you must make a deferral election by December 31, 2008 related to any LTIP award you may receive in January 2009 and which will not be paid until 2012, if at all.

9.	Section D.2. of Article IV of the Plan is hereby amended in its entirety to read as follows:

Retirement benefits under the Plan will be paid upon the later of attainment of age 55 or your separation from service (as defined in Code Section 409A; provided, however, that “at least 80 percent” shall be used instead of the 50 percent standard as referenced in Treasury Regulations Section 1.409A-1(h)(3)). Retirement benefits will be paid as a monthly benefit payable for 60 months; provided, however, that Grandfathered Amounts may be paid, per your election and subject to Section D.6. of Article IV of the Plan, in any alternative form available under the Plan. The amount of your benefit will equal the amount necessary to amortize your total Accumulations over the 60 month period. The amount payable each month will either be based on an approximately equal amortization of principal plus actual earnings (or less actual losses) or an amortization based on an assumed interest rate declared by the Company from time to time during the period of distribution. You must give the Company at least 30 days’ advance written notice of your intention to retire and receive retirement benefits under the Plan and complete any administrative forms or procedures as determined by the Company.

10.	The third sentence of Section D.3. of Article IV of the Plan is hereby amended in its entirety to read as follows:

For this purpose, “totally disabled” or “total disability” means that you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

11.	The first three sentences of Section D.4. of Article IV of the Plan are hereby amended in their entirety to read as follows:

In the event of your death while receiving benefit payments under the Plan, the Company will pay the beneficiary or beneficiaries designated by you any remaining payments due under the terms of the Plan using the same method of distribution in effect to you at the date of your death. In the event of death prior to beginning to receive benefits under the Plan, the Company will pay any vested benefits to your beneficiary or beneficiaries, beginning as soon as practicable after your death. In this case, benefits will be paid as a monthly benefit payable for 60 months computed in the same manner as retirement benefits.

12.	Section D.6. of Article IV of the Plan is hereby amended by adding a new last sentence to read as follows:

The provisions of this Section D.6. shall apply to Grandfathered Amounts only.

13.	Article IV of the Plan is hereby amended by adding a new Section E. to read as follows:

E.	Exceptions to General Timing and Distribution Rules.

1. Specified Employee Delay. If you are a “specified employee” as defined in Code Section 409A and you are entitled to a benefit distribution under the Plan due to a separation from service, as defined in Code Section 409A (e.g., due to retirement or other termination, but not death or total disability), you may not receive a distribution under the Plan until a date that is at least 6 months after the date of your separation from service. Any amounts due to be paid during the 6-month delay shall be accumulated and paid with the first payment made.

2. Delay of Payment. A payment of benefits otherwise payable in accordance with the terms of the Plan or your payment election, as applicable, will be delayed to a date after the payment date under any of the following circumstances:

a. where the Company reasonably anticipates that its deduction with respect to such payment otherwise would be limited or eliminated by Code Section 162(m); provided, however, that payment will be made or commence at the earliest date at which the Company reasonably anticipates that the deduction of the payment of the amount will not be limited or eliminated by Code Section 162(m) or the calendar year in which you separate from service;

b. where the Company reasonably anticipates that making such payment will violate a term of a loan agreement or other similar contract to which the Company is a party, and such violation will cause material harm to the Company; provided, however, that payment will be made or commence at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause material harm to the Company; or

c. where the Company reasonably anticipates that the making of such payment will violate federal securities laws or other applicable law within the meaning of Code Section 409A and the regulations thereunder; provided, however, that payment will be made or commence at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.

14.	The second sentence of Section A. of Article V of the Plan is hereby amended in its entirety to read as follows:

To the extent you, your designated beneficiaries, or any other person acquires a right to receive payments from the Company under the Plan, that right is no greater than the right of any unsecured creditor of the Company.

15.	Section B. of Article V of the Plan is hereby amended in its entirety to read as follows:

Your participation in the Plan will continue in effect until all benefits are paid, even during any period of time when you are an “inactive” participant because you are not designated by the Company as eligible to accumulate additional benefits. However, this Plan may be amended, revoked or terminated at any time, in whole or in part, by the Company, in its sole discretion, subject to the requirements under Code Section 409A. Unless you agree otherwise, you will still be entitled to the benefit, if any, that you have earned through the date of any amendment or termination. Such benefits will be payable at the times and in the amounts provided for in the Plan and your election, if applicable, unless otherwise provided upon the Plan’s termination in accordance with Code Section 409A.

16.	The first sentence of Section C. of Article V of the Plan is hereby amended in its entirety to read as follows:

Nothing in this Plan gives any employee the right to continued employment by the Company.

17.	Section D. of Article V of the Plan is hereby amended in its entirety to read as follows:

The Plan’s controlling documents consist of this Plan document and the corresponding enrollment materials, which are hereby incorporated by reference. The Company reserves the right to determine appropriate processes and procedures for the administration of the Plan, within its discretion, and in compliance with Code Section 409A, as applicable.

18.	All other provisions of the Plan shall remain in full force and effect.

STATE AUTO PROPERTY & CASUALTY INSURANCE COMPANY

By:	/s/ Robert P. Restrepo, Jr.
Robert P. Restrepo, Jr.

Its:	President